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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement**

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                MOTOROLA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes: ** The Registrant expects to release definitive proxy materials to stockholders on or about March 23, 2000.





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          PRELIMINARY PROXY MATERIALS

                                                            Proxy Statement

                                                            Management's Dis-
                                                            cussion
                                                            and Analysis

                                                            1999 Consolidated
                                                            Financial State-
                                                            ments
                                                            and Notes

--------------------------------------------------------------------------------

PRINCIPAL EXECUTIVE OFFICES:             PLACE OF MEETING:
1303 East Algonquin Road                 Hyatt Regency Woodfield
Schaumburg, Illinois 60196               1800 E. Golf Road

                                         Schaumburg, Illinois 60173
March 23, 2000

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

  Our Annual Meeting will be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois 60173 on Monday, May 1, 2000 at 5:00 P.M., local time.

  The purpose of the meeting is to:

  1. elect directors for the next year;

  2. approve a proposal to amend Motorola's Restated Certificate of Incorpora-tion, as amended, to increase the number of authorized shares of Motorola's common stock from 1.4 billion shares to 4.2 billion shares;

  3. consider and vote upon the Motorola Omnibus Incentive Plan of 2000; and

  4. act upon such other matters as may properly come before the meeting.

Only Motorola stockholders of record at the close of business on March 15, 2000 will be entitled to vote at the meeting. Please vote in one of these ways:

  . use the toll-free telephone number shown on your proxy card;

  . visit the website shown on your proxy card to vote via the Internet; or

  . mark, sign, date and return the enclosed proxy card in the enclosed post-age-paid envelope.

 PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DE-TACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.


                                        By order of the Board of Directors,

                                        /s/A. Peter Lawson

                                        A. Peter Lawson
                                        Secretary

                          PRELIMINARY PROXY MATERIALS

                                                       1303 E. Algonquin Road
                                                       Schaumburg, IL 60196

Christopher B. Galvin//Chairman of the Board and Chief Executive Officer

March 23, 2000

Dear Fellow Stockholders:

It has been an exciting year at Motorola. We have worked very hard on meeting the goals we outlined to stockholders last year. We have made a lot of progress in 1999. We know much remains to be done.

We are asking our stockholders to consider two important proposals for our 2000 Annual Meeting. First, we are asking you to approve an increase in the number of authorized shares of Motorola common stock. In February 2000, the Motorola Board of Directors approved a 3-for-1 stock split, subject to the stockholders approving an increase in the number of the Company's authorized shares. Addi-tional shares may also be used by the Company to purchase other companies, such as in the recently completed merger with General Instrument, and in connection with our employee benefit plans.

We are also asking for your approval of the Motorola Omnibus Incentive Plan of 2000. The Board adopted the 2000 Plan in response to what can only be called a "war for talent" that is being waged in the information technology industry. The Company has spent the last year reviewing its compensation programs. Motorola's programs related to equity-based awards have fallen behind most of our key competition. The Board and senior management believe that competitive compensation programs are crucial for Motorola's success. The 2000 Plan is in-tegral to our compensation strategies in 2000 and going forward.

Each of these proposals is discussed in greater detail in the Proxy Statement. I appreciate your support of these proposals and your continued support of Mo-torola.

Very truly yours,
/s/Christopher B. Galvin

                          PRELIMINARY PROXY MATERIALS
                                                                 PROXY STATEMENT
                                                           --------------------
PROXY STATEMENT--VOTING PROCEDURES
  Your vote is very important. The Board of Directors is soliciting proxies to be used at the May 1, 2000 Annual Meeting. This proxy statement, the form of proxy and the 1999 Summary Annual Report will be mailed to stockholders on or about March 23, 2000. The Summary Annual Report is not a part of this proxy statement. The proxy statement and Summary Annual Report also are available on the Company's website at www.motorola.com/investor.

Who Can Vote

  Only stockholders of record at the close of business on March 15, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were [716,294,440] issued and outstanding shares of the Company's common stock, $3 par value per share ("Common Stock"), the only class of voting securities of the Company.

How You Can Vote

  This year there are three convenient voting methods:

  . Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is avail-able 24 hours a day. If you vote by telephone you should not return your proxy card.

  . Voting by Internet. You can also vote via the Internet. The website for Internet voting is on your proxy card, and voting also is available 24 hours a day. If you vote via the Internet you should not return your proxy card.

  . Voting by Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

How You May Revoke or Change Your Vote

  You can revoke your proxy at any time before it is voted at the meeting by:

  . Sending written notice of revocation to the Secretary.

  . Submitting another timely proxy by telephone, Internet or paper ballot.

  . Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

General Information on Voting

  You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

  In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is "withheld", a proxy marked "abstain" or a proxy as to which there is a "broker non-vote" will be considered present at the meeting for purposes of determining a quorum.

There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 14 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the 14 management nominees. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

The amendment to the Company's Restated Certificate of Incorporation, as amend-ed, to increase the number of shares of authorized Common Stock to 4.2 billion shares requires an affirmative vote of a majority of the shares outstanding and entitled to vote as of the record date. Abstentions and broker non-votes on this matter will have the same impact as votes against the proposal.

The adoption of the Motorola Omnibus Incentive Plan of 2000 requires an affir-mative vote of a majority of the shares present in person or by proxy and enti-tled to vote at the Annual Meeting. For this proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will have no effect on the proposal.

  If you are the beneficial owner of shares held in "street name" by a broker, the broker as the record holder of the shares is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to "discre-tionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (those shares are treated as "broker non-votes").

  All shares that have been properly voted--whether by telephone, Internet or mail--and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instruc-tions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

  If any other matters are properly presented at the Annual Meeting for consid-eration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we began printing this proxy statement, the Board of Directors did not know of any other matter to be raised at the annual meeting.

Voting by Participants in the Company's Profit Sharing and Investment Plan

  If a stockholder is a participant in the Motorola Profit Sharing and Invest-ment Plan (the "Profit Sharing Plan") the proxy card also will serve as a vot-ing instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the Profit Sharing Plan are not voted either by telephone, via the Internet, or by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted.

PROXY STATEMENT
------------------

Voting by Participants in the General Instrument Corporation Savings Plan

  If a stockholder is a participant in the General Instrument Corporation Sav-ings Plan (the "GI Savings Plan") the proxy card also will serve as voting in-structions for the special fiduciary under that plan for all shares of Common Stock that have been allocated to the participant's account under the GI Sav-ings Plan. The special fiduciary will instruct the trustee to vote all shares for which the special fiduciary receives timely voting instructions from par-ticipants in accordance with such participants' instructions. The special fi-duciary shall direct the trustee to vote all shares for which the special fiduciary has not received timely voting instructions in the special fiduciary's sole discretion. The trustee will vote the shares in accordance with directions received from the special fiduciary. Please note that partici-pants in the GI Savings Plan are considered named fiduciaries with respect to the shares of Common Stock for which they are entitled to direct the special fiduciary to vote. In directing the special fiduciary how to vote, they should consider the long-term best interests of themselves and the other participants in the GI Savings Plan.

1. ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

  The term of office of all present directors of the Company will expire on the day of the 2000 Annual Meeting upon the election of their successors. The number of directors of the Company to be elected at the Annual Meeting is 14. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resigna-tion.

NOMINEES

  Each of the nominees named below is currently a director of the Company and was elected at the Annual Meeting of stockholders held on May 3, 1999. The ages shown are as of December 31, 1999. Donald R. Jones is not standing for re-election to the Board because of the Company's policy on age and tenure of directors.

  If any of the nominees named below is not available to serve as a director at the time of the Annual Meeting (an event which the Board does not now an-ticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

-------------------------------------------------------------------------------


            CHRISTOPHER B. GALVIN, Principal Occupation: Chairman of the Board and Chief Executive Officer, Motorola, Inc.
            Director since 1988 Age--49

            Mr. Galvin began working for the Company in 1967 and he served in sales, sales management, marketing, product management, service management and general management positions in the Company's vari-ous businesses. He served as president and chief operating officer from 1993 until he became Chief Executive Officer on January 1, 1997. In February 1999, Mr. Galvin was elected Chairman of the Board. Mr. Galvin received a bachelor's degree from Northwestern University and a master's degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Galvin is the son of Robert W. Galvin.

photo of CHRISTOPHER B. GALVIN
-------------------------------------------------------------------------------


            RONNIE C. CHAN, Principal Occupation: Chairman, Hang Lung Development Group
            Director since 1997 Age--50

            Mr. Chan has been the Chairman of Hong Kong-based Hang Lung Devel-opment Group since 1991. Hang Lung Development Group is involved in property development, property investment and hotels. In 1986, Mr. Chan co-founded the private Morningside/Springfield Groups. The Morningside Group directs investments in private companies. The Springfield Group engages in financial trading, fund manage-ment and investment consulting. He is a member of the Board of Di-rectors of Enron Corporation and Standard Chartered PLC. Mr. Chan obtained his first two degrees in biology from California State University and an MBA from the University of Southern California. Mr. Chan is a U.S. citizen residing in Hong Kong.

photo of RONNIE C. CHAN
-------------------------------------------------------------------------------


            H. LAURANCE FULLER, Principal Occupation: Co-Chairman of the Board, BP Amoco, p.l.c.
            Director since 1994 Age--61

            Mr. Fuller will be retiring as Co-Chairman and a director of BP Amoco, p.l.c., an energy company, on March 31, 2000. He is a di-rector of The Chase Manhattan Corporation, The Chase Manhattan Bank, N.A., Abbott Laboratories, Security Capital Group and Cata-lyst. Mr. Fuller graduated from Cornell University with a B.S. de-gree in chemical engineering and earned a J.D. degree from DePaul University Law School.

photo of H. LAURANCE FULLER
-------------------------------------------------------------------------------

                                                                 PROXY STATEMENT
                                                           --------------------


            ROBERT W. GALVIN, Principal Occupation: Chairman of the Executive Committee, Motorola, Inc.
            Director since 1945 Age--77

            Mr. Galvin started his career at the Company in 1940. He held the senior officership position in the Company from 1959 until 1990, when he became Chairman of the Executive Committee. He continues to serve as a full time officer of the Company. He attended the University of Notre Dame and the University of Chicago, and is currently a member of the Board of Trustees of Illinois Institute of Technology. Mr. Galvin has been awarded a number of honorary degrees as well as industrial, professional and national awards.

photo of ROBERT W. GALVIN
--------------------------------------------------------------------------------


            ROBERT L. GROWNEY, Principal Occupation: President and Chief Operating Officer, Motorola, Inc.
            Director since 1997 Age--57

            Mr. Growney began his career with Motorola in 1966, holding vari-ous positions in the Company's wireless communications businesses including president and general manager of the Messaging, Informa-tion and Media Sector from 1994 until he was elected President and Chief Operating Officer on January 1, 1997. Mr. Growney received both his bachelor's degree in mechanical engineering and his mas-ter's degree in business administration from Illinois Institute of Technology and is currently a member of the Board of Trustees of Illinois Institute of Technology.

photo of ROBERT L. GROWNEY
--------------------------------------------------------------------------------


            ANNE P. JONES, Principal Occupation: Consultant
            Director since 1984 Age--64

            Ms. Jones is currently working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Before that, she was a Commissioner of the Federal Communications Commission. Ms. Jones is a director of the American Express Mutual Fund Group. She holds B.S. and L.L.B. degrees from Boston College and its Law School, respective-ly.

photo of ANNE P. JONES
--------------------------------------------------------------------------------


            JUDY C. LEWENT, Principal Occupation: Senior Vice President and Chief Financial Officer, Merck & Co., Inc.
            Director since 1995 Age--50

            Ms. Lewent has been Senior Vice President and Chief Financial Of-ficer, Merck & Co., Inc., a pharmaceuticals company, since 1992. She is also a director of Johnson & Johnson Merck Consumer Pharma-ceuticals Company, The Quaker Oats Company, Merial Limited, and the National Bureau of Economic Research. Ms. Lewent is also a trustee of the Rockefeller Family Trust, a trustee board member of the University of Pennsylvania Health System, and a Massachusetts Institute of Technology Corporation member. Ms. Lewent received a B.S. degree from Goucher College and a M.S. degree from the MIT Sloan School of Management.

photo of JUDY C. LEWENT
--------------------------------------------------------------------------------


            DR. WALTER E. MASSEY, Principal Occupation: President of Morehouse College
            Director since 1993 Age--61

            Dr. Massey is President of Morehouse College. He has been director of the Argonne National Laboratory and vice president for research at the University of Chicago. In 1991 he was appointed by Presi-dent Bush as the Director of the National Science Foundation after which he was Provost and Senior Vice President for the University of California System. Dr. Massey received a Ph.D. degree in Phys-ics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathematics from Morehouse College. He is a director of BP Amoco p.l.c., BankAmerica Corporation and McDonalds, Inc. Dr. Massey previously served as a director of the Company from May 1984 until May 1991 when he accepted his appointment to the National Science Founda-tion.

photo of DR. WALTER E. MASSEY
--------------------------------------------------------------------------------

PROXY STATEMENT
------------------


            NICHOLAS NEGROPONTE, Principal Occupation: Director of the Massachusetts Institute of Technology Media Laboratory Director since 1996 Age--56

            Mr. Negroponte is a co-founder and director of the Massachusetts Institute of Technology Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and ex-perimentation of future forms of human and machine communication. He founded MIT's pioneering Architecture Machine Group, a combina-tion lab and think tank responsible for many radically new ap-proaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negro-ponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

photo of NICHOLAS NEGROPONTE
-------------------------------------------------------------------------------


            JOHN E. PEPPER, JR., Principal Occupation: Chairman of the Executive Committee of the Board of Directors, Procter & Gamble Co.
            Director since 1994 Age--61

            Mr. Pepper is Chairman of the Executive Committee of the Board of Directors of Procter & Gamble Co., a consumer products company, and its former chairman of the board and chief executive officer. Mr. Pepper is also a director of the Xerox Corporation and Boston Scientific Corporation. Mr. Pepper graduated from Yale University in 1960.

photo of JOHN E. PEPPER, JR.
-------------------------------------------------------------------------------


            SAMUEL C. SCOTT III, Principal Occupation: President and Chief Operating Officer, Corn Products International
            Director since 1993 Age--55

            Mr. Scott is President and Chief Operating Officer of Corn Prod-ucts International, a corn refining business. Mr. Scott serves on the Board of Directors of Corn Products International, Reynolds Metals Company, the Corn Refiners Association Inroads Chicago and Russell Reynolds Associates. Mr. Scott graduated from Fairleigh Dickinson University, with a bachelor's degree in engineering in 1966 and an MBA in 1973.

photo of SAMUEL C. SCOTT III
-------------------------------------------------------------------------------


            GARY L. TOOKER, Principal Occupation: Retired; formerly Chairman of the Board, Motorola, Inc.
            Director since 1986 Age--60

            Mr. Tooker started with the Company in 1962, holding ascending marketing and operations assignments within the semiconductor business and the Company, including chief executive officer from 1993 through 1996 and chairman of the board from January 1997 through May 1999. He retired as an officer of the Company on De-cember 31, 1999. He is a member of the Board of Directors of Eaton Corporation, Atlantic Richfield Company (ARCO) and Catalyst and the Morehouse College Board of Trustees. He is a graduate of Ari-zona State University where he received a bachelor's degree in Electrical Engineering and did post-graduate studies in Business Administration.

photo of GARY L. TOOKER
-------------------------------------------------------------------------------


            B. KENNETH WEST, Principal Occupation: Senior Consultant for Corporate Governance to Teachers Insurance and Annuity Association-College Retirement Equities Fund
            Director since 1976 Age--66

            Mr. West is serving as Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company. He retired as chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He is also a director of The Pepper Companies, Inc. Mr. West graduated from the University of Illinois and received an MBA de-gree from the University of Chicago.

photo of B. KENNETH WEST
-------------------------------------------------------------------------------

                                                                 PROXY STATEMENT
                                                           --------------------

            DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
            Director since 1995 Age--60

            Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is a director of Eastman Chemical Company, J.B. Hunt Transport Services, Inc., Logility, Inc., and Russell Corporation. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

photo of DR. JOHN A. WHITE
--------------------------------------------------------------------------------

PROXY STATEMENT
------------------
MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

  During 1999 the Board had nine meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 1999 except Mr. Chan.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Legal Committee

  Members: Directors A. Jones (Chair), Chan, Fuller, D. Jones and White Number of Meetings in 1999: Four
  Functions:
    . Oversees internal controls, audits and compliance programs
    . Recommends independent auditors and oversees the scope of their activi-
      ties
    . Oversees health, safety and environmental audit functions and business ethics
    . Oversees internal legal practice and policy

Compensation Committee

  Members: Directors Scott (Chair), Fuller and Pepper
  Number of Meetings in 1999: Seven
  Functions:
    . Establishes elected officers compensation
    . Administers or monitors compensation and benefit plans

Executive Committee

  Members: Directors R. Galvin (Chair), C. Galvin, Growney, Scott, Tooker and
  West
  Number of Meetings in 1999: None
  Functions:
    . Reviews strategic planning process, allocation of resources and other specific matters assigned by the Board

Finance Committee

  Members: Directors D. Jones (Chair), Chan, Growney, Lewent and West
  Number of Meetings in 1999: Seven
  Functions:
    . Reviews current and long-range financial strategy and planning, includ-ing dividends and borrowings

Management Development Committee

  Members: Directors West (Chair), C. Galvin, Scott and Tooker
  Number of Meetings in 1999: Three
  Functions:
    . Reviews the process and results of the Company's organization and man-agement development program

Nominating Committee

  Members: Directors Pepper (Chair), A. Jones, Massey and Negroponte
  Number of Meetings in 1999: Four
  Functions:
    . Recommends candidates for membership on the Board based on committee-
      established guidelines
    . Consults with the Chairman of the Board on committee assignments
    . Considers candidates for the Board recommended by stockholders
    . Considers matters of corporate governance

  This Committee will consider a candidate for director proposed by a stock-holder. A candidate must be highly qualified and be both willing and ex-pressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee's consideration should forward the candidate's name and information about the candidate's qualifications to the Company's
  Secretary as described on page   .

Technology Committee

  Members: Directors Massey (Chair), Growney, Lewent, Negroponte and White Number of Meetings in 1999: Three
  Functions:
    . Identifies and assesses significant technological issues and needs af-fecting the Company

DIRECTOR COMPENSATION

  In 1999, non-employee directors were paid an annual retainer of $40,000. This fee has not increased over the last four years. Employee directors re-ceive no additional compensation for serving on the Board or its Committees.

  In addition to the annual retainer, non-employee directors are paid for each meeting attended as follows: (i) $1,500 per day for directors' meetings; (ii) $1,000 per day for committee meetings (unless on the same day as another meet-ing, then $500); and (iii) $1,500 per day and a pro-rata portion thereof for partial days, for assigned work for the benefit of the Company or any subsidi-ary. Each non-employee director who is a chair of a committee receives an ad-ditional $4,000 per annum. The Company also reimburses its directors, and in certain instances spouses who accompany directors, for travel, lodging and re-lated expenses they incur in attending Board and committee meetings.

  Directors are required to accept half of all their board compensation in Common Stock or restricted Common Stock, and may elect to accept up to 100% of their compensation in Common Stock or restricted Common Stock. Restricted Com-mon Stock is Common Stock that may not be transferred until (i) the holder does not stand for re-election or is not re-elected or (ii) the holder's dis-ability or death.

  In 1999, each non-employee director received an option to acquire 2,500 shares of Common Stock at the fair market value of the shares on the date of grant.

  Non-employee directors may elect to defer receipt of all or any portion of their compensation until the year after they cease being a director, become disabled or reach a designated age. Such deferred amounts are credited with interest at a rate based on the discount rate for ninety-day Treasury bills. Payments generally may be made in a lump sum or in annual installments over a period not exceeding ten years. The entire undistributed deferred amount (plus interest) will be distributed in a lump sum upon a participating director's death.

                                                                 PROXY STATEMENT
                                                           --------------------
  In 1996, the Board terminated its retirement plan. Non-employee directors elected after the termination are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Motor-ola Common Stock. They may not sell or transfer these shares until they are no longer members of the Board because (i) they did not stand for re-election or were not re-elected or (ii) their disability or death. Directors who did not convert their accrued benefits in the retirement plan are entitled to receive payment of such benefits in accordance with the applicable payment terms of the plan, including payments to spouses in the event of death.

  Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the direc-tor on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 1999 was $3,500.

  Robert W. Galvin, a director and executive officer, owns an airplane, which he used on business travel for the Company for approximately 77% of its miles flown in 1999. The Company employs pilots and mechanics for Company-owned air-planes. They also devote a portion of their time to Mr. Galvin's airplane, in-cluding those times when it is not being used on Company business. The Company pays the salaries and the cost of fringe benefits of these employees. Mr. Gal-vin pays all of the other expenses of his airplane, except that the cost of fu-el, oil and relatively minor incidental crew and flight expenses incurred solely in connection with Company business flights are paid by the Company. Mr. Galvin does not charge the Company when other Company personnel accompany him on his airplane on business trips. In 1999, and historically, the percentage of Company-paid expenses of the airplane has been less than the percentage of us-age of the airplane for Company business.

  Gary Tooker retired as an officer of the Company on December 31, 1999. In connection with his retirement, the Company entered into a consultant agreement with Mr. Tooker, which began on January 1, 2000. Under this consultant agree-ment, Mr. Tooker has agreed to make available to Motorola consulting services that are specifically requested by Motorola's CEO. Those services are expected to include:

  . Representing Motorola at meetings with U. S. and foreign governments and with councils and committees associated with U.S. and foreign governments . Representing Motorola at various international meetings and trade shows
  . Representing Motorola at meetings of charitable and educational organiza-
    tions and institutions
  . Continued involvement with Motorola University activities, both in teach-
    ing and in fostering external relationships
  . Other topics as may from time-to-time be decided upon by consultant and the CEO.

  Mr. Tooker did not receive any payments in 1999 under this consultant agree-ment. The Company expects to pay Mr. Tooker approximately $2,727,000 in 2000 and approximately $270,000 in 2001 under the agreement. In addition, during the term of the consultant agreement, Mr. Tooker will receive secretarial and com-puter support and be entitled to use the Company-owned aircraft in connection with his consulting services. He will also be entitled to home security serv-ices and tax preparation services comparable to those offered to elected offi-cers of the Company. The Company also will pay for annual physical examinations and medical insurance premiums. Mr. Tooker will also receive regular director compensation paid to non-employee directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

2. APPROVAL OF INCREASE IN AUTHORIZED COMMON STOCK

  The Board of Directors of the Company has proposed the adoption by the stock-holders of an amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock of the Company to 4.2 billion shares from the presently authorized number of 1.4 bil-lion shares. The Board of Directors has declared that the proposed amendment be submitted to a vote by the stockholders at the Annual Meeting.

  On February 29, 2000, the Board of Directors declared a contingent 3-for-1 stock split in the form of a stock dividend. If, and only if, the proposed amendment to the Company's Restated Certificate of Incorporation, as amended, is adopted by the stockholders at the Annual Meeting and the number of shares of authorized Common Stock is increased to 4.2 billion, the stock dividend will be distributed on June 1, 2000 to holders of Common Stock of record on May 15, 2000. The Company reserves the right to rescind the stock dividend.

  If the proposed amendment is adopted by the stockholders, the Company plans to file a Certificate of Amendment to the Restated Certificate of Incorpora-tion, as amended, as soon as practicable following the Annual Meeting and the number of shares of authorized Common Stock will thereby be increased to 4.2 billion.

  On March 15, 2000, of the 1.4 billion authorized shares of Common Stock, a total of [716.3 million] shares were outstanding and approximately [72.0 mil-lion] shares were reserved for issuance in connection with the Company's obli-gations to issue stock in connection with outstanding options, warrants, convertible debt securities and other exchangeable securities. The remainder of the shares of authorized common stock were not issued or subject to reserva-tion.

PROXY STATEMENT
------------------
  In addition to enabling the contingent 3-for-1 stock split in the form of a stock dividend that is described above, the additional shares will enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, future acquisitions of property and securities of other companies, financings and other corporate purposes. The Board of Di-rectors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing pur-poses. The Board of Directors believes that it is beneficial to the Company to have the additional shares available for such purposes without delay or the necessity of a special shareholders' meeting. Other than the contingent 3-for-1 stock split in the form of a stock dividend that is described above, the Company has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment.

  If the proposed amendment is adopted by the stockholders, the additional shares will be available for issuance from time to time without further action by the stockholders (unless required by applicable law, regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed) and without first offering such shares to the stockholders. Stock-holders do not have preemptive rights with respect to the common stock. The issuance of Common Stock, or securities convertible into Common Stock, on other than a pro-rata basis would result in the dilution of a present stock-holder's interest in the Company.

  The Company has not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although the Company could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of the Company. As of this date, the Company is unaware of any pending or threatened efforts to acquire control of the Company.

  The affirmative vote of a majority of the shares outstanding and entitled to vote as of the record date is required for the adoption of the proposed amend-ment to the Company's Restated Certificate of Incorporation, as amended.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK. UNLESS OTHERWISE INDICATED BY YOUR PROXY, THE SHARES WILL BE VOTED FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE RE-STATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

3. ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2000

  The Board has adopted the Motorola Omnibus Incentive Plan of 2000 (the "2000 Plan") and is recommending that stockholders approve the 2000 Plan at the An-nual Meeting. The 2000 Plan is integral to the Company's compensation strate-gies and programs. There is an ongoing "war for talent" within the information technology industry where the Company competes. In order to retain and secure employees in this intensely competitive employment environment, the Company must have competitive compensation programs, particularly with respect to eq-uity-based awards. The use of stock options and other stock awards among in-formation technology companies is widely prevalent and continues to increase. The Company has found that its use of stock options falls behind the usage by others in the industry. The 2000 Plan will give Motorola more flexibility to keep pace with competitors.

  With stockholder approval of the 2000 Plan, the Company expects to continue its efforts to expand the use of stock options as the Company's most widely-used form of long-term incentive. The 2000 Plan will also permit annual man-agement incentive awards, stock grants, restricted stock grants, performance stock grants, performance unit grants, stock appreciation rights grants ("SARs"), and cash awards. Stockholder approval of the 2000 Plan also will permit the performance-based awards discussed below to qualify for deductibil-ity under Section 162(m) of the Internal Revenue Code.

  Awards and grants under the 2000 Plan are referred to as "Benefits." Those eligible for Benefits under the 2000 Plan are referred to as "Participants." Participants include all employees of the Company and its subsidiaries and all non-employee directors.

  The Company's existing incentive plan, the Motorola Incentive Plan of 1998 (the "1998 Plan"), by its terms, expires on May 4, 2002, and no benefits will be granted under the 1998 Plan after that date. As of December 31, 1999, ap-proximately 25.8 million shares were available for new grants under the 1998 Plan and there were approximately 31.3 million shares subject to outstanding options under the 1998 Plan and it predecessors. As a result of grants made under the 1998 Plan after December 31, 1999, including grants of stock options to approximately 30,000 employees based on 1999 performance, on March 15, 2000, approximately [6.8] million shares were available for new grants under the 1998 Plan. While the 1998 Plan will remain in place, it does not provide sufficient shares for the grant which will occur prior to the 2001 stockholder meeting. Rather than request that stockholders approve additional shares for the 1998 Plan, the Board of Directors approved for submission to the stock-holders the new 2000 Plan. The Board recommends a vote for adoption of the 2000 Plan, so the Company can effectively recruit, motivate, and retain the caliber of employees essential for achievement of the Company's success.

                                                                 PROXY STATEMENT
                                                           --------------------

  A summary of the principal features of the 2000 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2000 Plan which was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement.

Shares Available for Issuance

  The aggregate number of shares of Common Stock that may be issued under the 2000 Plan will not exceed [35.7 million] (subject to the adjustment provisions discussed below). The [35.7 million] new shares represent slightly less than 5 percent of the currently outstanding shares.

  The number of shares which may be issued under the 2000 Plan for Benefits other than stock options will not exceed a total of 3 million shares (subject to the adjustment provisions discussed below).

Administration and Eligibility

  The 2000 Plan will be administered by a Committee of the Board (the "Commit-tee") consisting of two or more directors, each of whom will qualify as a "non-employee director" within the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Com-mittee will approve the aggregate Benefits and the individual Benefits for the most senior elected officers and non-employee directors.

  No Participant may receive in any Plan Year: (i) stock options relating to more than 1,000,000 shares; (ii) restricted stock that is subject to the at-tainment of Performance Criteria as discussed below relating to more than 100,000 shares; (iii) SARs relating to more than 1,000,000 shares; or (iv) per-formance shares relating to more than 100,000 shares (all of these limits sub-ject to the adjustment provisions discussed below). The maximum amount that may be earned under Performance Unit awards by any Participant who is a "covered employee" in any calendar year may not exceed $5,000,000.

Stock Options

Grants of Options

  The Committee is authorized to grant stock options to Participants ("Optionees"), which may be either incentive stock options ("ISOs") or nonqual-ified stock options ("NSOs"). NSOs and ISOs are collectively referred to as "Stock Options." The exercise price of any Stock Option must be equal to or greater than the fair market value of the shares on the date of the grant. The term of an ISO cannot exceed 10 years, and it is anticipated that NSOs will have a term of 10 years, although the Committee retains the discretion to es-tablish different terms for NSOs, as long as the term does not exceed 10 years. ISOs may not be granted more than ten years after the date of adoption of the 2000 Plan by the Board.

  For purposes of the 2000 Plan, fair market value shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation. Generally, however, fair market value means the average of the high and low sale price as reported on the New York Stock Exchange--Composite Trans-actions.

Exercisability and Termination

  At the time of grant, the Committee in its sole discretion will determine when Options are exercisable and when they expire.

Payment of Option Price

  Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares owned by the Participant for at least six months valued at fair market value on the date of transfer (including a certification of own-ership of shares owned by the Participant, delivery of a properly executed ex-ercise notice to a broker to deliver to the Company proceeds to pay the Option Exercise Price and any withholding taxes due to the Company) or in such other manner as may be authorized by the Committee.

Restricted Stock Grants

  Restricted Stock consists of shares which are transferred or sold by the Com-pany to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant ("Restricted Stock"). The Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and con-ditions of the grants. Restrictions could include, but are not limited to, Per-formance Criteria, continuous service with the Company, the passage of time or other restrictions.

Performance Stock

  Performance Stock is the right of a Participant to whom a grant of such stock is made to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of Performance Criteria specified by the Committee.

  The award of Performance Stock to a Participant will not create any rights in such Participant as a stockholder of the Company until the issuance of Common Stock with respect to an award.

Performance Units

  Performance Units are the right of a Participant to whom a grant of such Per-formance Units is made to receive a payment in cash upon the attainment of Per-formance Criteria. The Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a Performance Unit award.


Performance Criteria

  Awards of Restricted Stock, Performance Stock, Performance Units and other incentives under the 2000 Plan may

PROXY STATEMENT
------------------
be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, tax-es, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of the Company's Common Stock; return on net assets, equity, or stockholders' equity; market share; or total return to stockholders ("Performance Criteria").

  Any Performance Criteria may be used to measure the performance of the Com-pany as a whole or any business unit of the Company, and any performance cri-teria may be adjusted to include or exclude extraordinary items.

SARs

  The Committee has the authority to grant SARs to Participants and to deter-mine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. An SAR is a right, denominated in shares, to receive, upon exer-cise of the right, in whole or in part, without payment to the Company an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (i) the fair market value of Common Stock on the date of exer-cise of the right over; (ii) the fair market value of Common Stock on the date of grant of the right multiplied by the number of shares for which the right is exercised. It is anticipated that SARs primarily will be used in place of stock options, and any appreciation in value will be paid in cash, in order to comply with the laws and regulations of foreign jurisdictions or to make the grant a more effective form of compensation in a foreign jurisdiction.

Annual Management Incentive Awards

  The Committee has the authority to grant Management Incentive Awards to des-ignated executive officers of the Company or any subsidiary.

  Management Incentive Awards will be paid out of an incentive pool equal to 5 percent of the Company's consolidated operating earnings for each calendar year. The Committee will allocate an incentive pool percentage to each desig-nated Participant for each calendar year. In no event, may the incentive pool percentage for any one Participant exceed 30 percent of the total pool. For purposes of the 2000 Plan, "consolidated operating earnings" will mean the consolidated earnings before income taxes of the Company, computed in accor-dance with generally accepted accounting principles, but shall exclude the ef-fects of extraordinary items. Extraordinary items mean: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition. The Participant's in-centive award then will be determined by the Committee based on the Partici-pant's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee.

Stock Awards

  The Committee may award shares of Common Stock to Participants without pay-ment therefor, as additional compensation for service to the Company or a sub-sidiary.

Cash Awards

  A cash award consists of a monetary payment made by the Company to an em-ployee as additional compensation for his or her services to the Company or a subsidiary. A cash award may be made in tandem with another Benefit or may be made independently of any other Benefit. Cash awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.

Amendment of the 2000 Plan

  Except as may be required for compliance with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, the Board or the Committee has the right and power to amend the 2000 Plan provided, however, that neither the Board nor the Committee may amend the 2000 Plan in a manner which would impair or ad-versely affect the rights of the holder of a Benefit without the holder's con-sent. If the Code or any other applicable statute, rule or regulation, including, but not limited to, those of any securities exchange, requires stockholder approval with respect to the 2000 Plan or any type of amendment thereto, then to the extent so required, stockholder approval will be ob-tained.

Termination of the 2000 Plan

  The 2000 Plan may be terminated at any time by the Board. Termination will not in any manner impair or adversely affect any Benefit outstanding at the time of termination.

Committee's Right to Modify Benefits

  Any Benefit granted may be converted, modified, forfeited, or canceled, in whole or in part, by the Committee if and to the extent permitted in the 2000 Plan, or applicable agreement entered into in connection with a Benefit grant or with the consent of the Participant to whom such Benefit was granted. The Committee may grant Benefits on terms and conditions different than those specified in the 2000 Plan to comply with the laws and regulations of any for-eign jurisdiction, or to make the Benefits more effective under such laws and regulations.

  Neither the Board nor the Committee may cancel any outstanding Stock Option for the purpose of reissuing the option to the Participant at a lower exercise price, or reduce the option price of an outstanding option.

Change in Control

Stock Options

  Upon the occurrence of a Change in Control, each Stock Option outstanding on the date on which the Change in Control occurs will immediately become exer-cisable in full for the remainder of its term.

                                                                 PROXY STATEMENT
                                                           --------------------

Restricted Stock

  Upon the occurrence of a Change in Control, the restrictions on all shares of Restricted Stock outstanding on the date on which the Change in Control occurs will be automatically terminated.

Performance Stock

  Upon the occurrence of a Change in Control, any Performance Criteria with re-spect to any Performance Stock previously granted, but still considered out-standing (as a right to receive shares or cash at a future date) will be deemed to have been attained at target levels, and shares of Common Stock or cash will be paid to the Participant in an amount or amounts determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Stock.

Performance Units

  Upon the occurrence of a Change in Control, any Performance Criteria with re-spect to any Performance Units previously granted, but still considered out-standing (as a right to receive shares or cash at a future date) will be deemed to have been attained at target levels, and the cash (or shares of Common Stock) will be paid to the Participant in an amount or amounts determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Units.

SARs

  Upon the occurrence of a Change in Control, each SAR outstanding on the date on which the Change in Control occurs will immediately become exercisable in full for the remainder of its term.

Management Incentive Awards

  Upon the occurrence of a Change in Control, all Management Incentive Awards will be paid out based on the consolidated operating earnings of the immedi-ately preceding year, or such other method of payment as may be determined by the Committee (prior to the Change in Control).

Other Stock or Cash Awards

  Upon the occurrence of a Change in Control, any terms and conditions with re-spect to other stock or cash awards previously granted under the 2000 Plan will be deemed to be fully satisfied and the other stock or cash awards will be paid out immediately to the Participants, in amounts determined in accordance with the terms and conditions set forth in the applicable grant, award, or agreement relating to such Benefits.

  For purposes of the 2000 Plan, the term "Change in Control" is defined as:
(i) any change in the person or group that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of the Company, whether through the ownership of voting securities, by contract or otherwise; (ii) the acquisition, directly or indirectly, of securities of the Company representing at least 20 percent of the combined voting power of the outstanding securities of the Company (other than by the Company, or any employee benefit plan of the Company); (iii) the consummation of certain merg-ers and consolidations involving the Company; (iv) the consummation of the sale or other disposition of all or substantially all of the Company's assets; (v) a liquidation or dissolution of the Company approved by its stockholders; and
(vi) a change in the majority of the board in existence prior to the first pub-lic announcement relating to any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of the Company), contested election or substantial stock accumulation.

Adjustments

  If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consol-idation, reorganization, combination, or exchange of shares, the number and class of shares available for Benefits, and the number of shares subject to outstanding Benefits, and the price of each of the foregoing, as applicable, will be equitably adjusted by the Committee in its discretion. The Board has approved a 3-for-1 stock split in the form of a stock dividend contingent upon stockholder approval of the increase of authorized shares described in Proposal 2 in this proxy statement. If the contingent 3-for-1 stock split in the form of a stock dividend occurs, then the number of shares of Common Stock reserved for issuance under the 2000 Plan will be adjusted to reflect the stock split and will increase to [107.1] million shares.

  Subject to the Change-in-Control provisions, without affecting the number of shares reserved or available hereunder, either the Board or the Committee may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it deems appropriate.

  In the event of any merger, consolidation, or reorganization in which the Company is not the continuing corporation, there shall be substituted on an eq-uitable basis as determined by the Committee, for each share of common stock subject to a Benefit, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company are en-titled pursuant to the transaction.

Reusage

  If a Stock Option expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Performance Shares or SARs are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such Benefits (as long as such Benefits were is-sued under the 2000 Plan) will again be available for use under the 2000 Plan. Shares covered by a Benefit granted under the 2000 Plan will not be counted as used unless and until they are actually and unconditionally issued and deliv-ered to a Participant. The number of shares which are transferred to the Com-pany by a Participant to pay the exercise or purchase price of a Benefit will be subtracted

PROXY STATEMENT
------------------
from the number of shares issued with respect to such Benefit for the purpose of counting shares used. Shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit will not be counted as used. Shares covered by a Benefit granted under the 2000 Plan which is settled in cash will not be counted as used.

Federal Income Tax Consequences

  The Company has been advised by counsel that the federal income tax conse-quences as they relate to Benefits are as follows:

ISOs

  An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the Optionee recog-nizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exer-cise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when an Optionee dies.

  The exercise of an ISO may in some cases trigger liability for the alterna-tive minimum tax.

  If an Optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain real-ized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposing of them in a disqualifying disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income which the Optionee rec-ognizes as a result of the disposition.

NSOs

  An Optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a Stock Option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income which the Optionee recognizes upon the exercise of the Stock Option. If an Optionee sells shares received upon the exercise of an NSO, the Optionee recognizes capital gain income to the extent the sales proceeds exceed the fair market value of such shares on the date of exercise.

Restricted Stock

  A Participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award or payment. Instead, the Par-ticipant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. On the date restrictions lapse, the Participant includes in taxable income the fair market value of the shares less the cash, if any, paid for the shares.

  A Participant may elect to recognize income at the time he or she receives Restricted Stock in an amount equal to the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the award.

  The Company receives a compensation expense deduction in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of in-
come).

Other Benefits

  In the case of an exercise of an SAR or an award of Performance Stock, Per-formance Units, or Common Stock or cash, the Participant will generally recog-nize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

Million Dollar Deduction Limit

  The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company's chief executive officer or is among one of the four other most high-ly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified perfor-mance-based compensation. The Company believes that Benefits in the form of Stock Options, Performance Stock, Performance Units, SARs, performance-based Restricted Stock and cash payments under Management Incentive Awards constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

Miscellaneous

A new benefits table is not provided because no grants have been made under the 2000 Plan and all Benefits are discretionary. As of March 15, 2000, the closing
price of Motorola's Common Stock was $       .

Approval by Stockholders

  In order to be adopted, the 2000 Plan must be approved by the affirmative vote of a majority of the outstanding shares represented at the meeting and en-titled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2000. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2000.

                                                                 PROXY STATEMENT
                                                           --------------------
OWNERSHIP OF SECURITIES

  The following table sets forth information as of February 29, 2000 regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table on page 15, and by all current directors, nominees and executive officers of the Company as a group.

                                                 Shares Under   Total Shares
                                        Shares   Exercisable    Beneficially
     Name                              Owned(1)   Options(2)    Owned(3)(4)
    ---------------------------------------------------------------------------
     Christopher B. Galvin             3,287,573    553,334       3,841,314(5)
     Gary L. Tooker                      167,799    606,920(6)      776,281(6)
     Robert L. Growney                   129,972    295,667         426,272(7)
     Merle L. Gilmore                    106,533    274,667         381,920(8)
     Carl F. Koenemann                    31,308    163,644         198,218(9)
     Ronnie C. Chan                        5,476         --           5,476(10)
     H. Laurance Fuller                    9,878      6,000          15,878(11)
     Robert W. Galvin                 15,129,932         --      15,164,177(12)
     Anne P. Jones                         3,085      6,000           9,843(13)
     Donald R. Jones                      51,906      6,000         109,108(14)
     Judy C. Lewent                        4,641      6,000          10,641(15)
     Walter E. Massey                      3,957      3,500           7,457(16)
     Nicholas Negroponte                   7,628      6,000          13,628
     John E. Pepper, Jr.                   8,200      6,000          18,550(17)
     Samuel C. Scott III                   8,196      6,000          14,196(18)
     B. Kenneth West                       9,132      6,000          15,132(19)
     John A. White                         6,707         --           6,707(20)
     All current directors, nominees
      and current executive officers
      as a group (30 persons)         17,362,380  4,086,448      21,599,450(21)
-------------------------------------------------------------------------------

 (1) Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Company's Profit Sharing Trust and the shares listed under "Shares Un-der Exercisable Options."

 (2) Includes shares under options exercisable on February 29, 2000 and options which become exercisable within 60 days thereafter.

 (3) Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

 (4) Includes interests, if any, in shares held in the Company's Profit Sharing Trust, which is subject to some investment restrictions, and the shares listed under "Shares Under Exercisable Options. Each director, other than Mr. R. Galvin, owns less than 1% of the Common Stock. Mr. R. Galvin bene-ficially owns [2.1]% of the Common Stock. All current directors, nominees and current executive officers as a group own [3]%.

 (5) Mr. C. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 889,151 shares; shared voting and investment power, 1,611,860 shares; sole voting power only, 403,669 shares; and shared voting power only, 382,893 shares. In-cluded in Mr. C. Galvin's shares are 1,986,593 shares, which are shown in this table to be owned by Mr. R. Galvin. Mr. C. Galvin disclaims benefi-cial ownership of all shares not held directly by him.

 (6) Mr. Tooker has shared voting and investment power over 167,799 of these shares. Mr. Tooker disclaims beneficial ownership of 51,285 shares held in certain trusts and of 9,108 shares under exercisable options which are in-directly held by he and family members.

 (7) Mr. Growney does not have investment power over 90,000 of these shares.

 (8) Mr. Gilmore has shared voting and investment power over 23,778 of these shares, and does not have investment power over 80,000 of these shares.

 (9) Mr. Koenemann has shared voting and investment power over 30,864 of these shares.

(10) Mr. Chan does not have investment power over 1,225 of these shares.

(11) Mr. Fuller does not have investment power over 312 of these shares.

(12) Mr. R. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 9,762,446 shares; sole investment power only, 4,067,455 shares; and shared voting and investment

PROXY STATEMENT
------------------
   power, 1,300,031 shares. Included in Mr. R. Galvin's shares are 1,986,593 shares, which are shown in this table to be owned by Mr. C. Galvin. Mr. R. Galvin disclaims beneficial ownership of all shares not directly held by him and of 31,222 shares owned by his wife, which are included for him un-der "Total Shares Beneficially Owned." Christopher B. Galvin presently serves as co-trustee with his father, Robert W. Galvin, and his mother, Mary B. Galvin, under certain trusts established for their benefit, estate planning and charity and holds an executed general power of attorney from them to manage their assets, including the voting or selling of Motorola shares, if that becomes necessary.

(13) Ms. Jones does not have investment power over 696 of these shares, and disclaims beneficial ownership of 758 shares held by her husband, which are included for her under "Total Shares Beneficially Owned."

(14) Mr. Jones disclaims beneficial ownership of 51,202 shares held by his wife, which are included for him under "Total Shares Beneficially Owned."

(15) Ms. Lewent does not have investment power over 88 of these shares.

(16) Mr. Massey has shared voting and investment power over 768 of these shares, and does not have investment power over 654 of these shares.

(17) Mr. Pepper does not have investment power over 1,571 of these shares, and disclaims beneficial ownership of 4,350 shares held by his family mem-bers, which are included for him under "Total Shares Beneficially Owned."

(18) Mr. Scott does not have investment power over 1,202 of these shares.

(19) Mr. West does not have investment power only over 4,632 of these shares.

(20) Mr. White does not have investment power over 180 of these shares.

(21) All directors, nominees and current executive officers as a group have shared voting and investment power over 1,873,964 of these shares, and do not have investment power over 385,560 of these shares.

                            Principal Shareholders

  As of December 31, 1999, no person was known by the Company to be the bene-ficial owner of more than 5% of the Company's Common Stock, except that FMR Corp. filed a Schedule 13G with the Securities and Exchange Commission con-taining the following information:

                          Number of shares and Nature of
  Name and Address             Beneficial Ownership            Percent of Class
-------------------------------------------------------------------------------
FMR Corp.              49,983,620 shares of Common Stock (1)        8.206%
82 Devonshire Street
Boston, MA 02109
-------------------------------------------------------------------------------

(1) As of December 31, 1999, FMR Corp. had sole voting power over 3,912,440 shares of Common Stock and sole dispositive power over 49,983,620 shares of Common Stock.

                                                                 PROXY STATEMENT
                                                           --------------------

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation               Long Term Compensation
                             -------------------------------------   -----------------------------
                                                      Other Annual   Restricted Securities          All Other
                                                        Compen-        Stock    Underlying  LTIP     Compen-
                                   Salary     Bonus      sation        Awards    Options   Payouts   Sation
Name and Principal Position  Year  ($) (1)   ($)(2)    ($)(3)(4)       ($)(6)   (#)(7)(8)  ($)(9)  ($)(10)(11)
--------------------------------------------------------------------------------------------------------------
Christopher B. Galvin        1999 1,275,000 1,900,000      7,973     13,153,000  300,000         0    6,419
Chairman of the Board and    1998 1,200,000   600,000     13,476              0  250,000         0    8,179
Chief Executive Officer      1997   990,000   955,000      5,615              0   80,000   505,260    7,661

Gary L. Tooker               1999 1,080,000   500,000     13,048              0        0         0   10,062
Vice Chairman of the Board   1998 1,080,000   250,000     25,884              0  100,000         0   15,999
                             1997 1,080,000   760,000     14,901              0   80,000   692,928   15,732

Robert L. Growney            1999   975,000 1,200,000      7,066     11,837,700  275,000         0    8,971
President and Chief          1998   920,000   450,000      5,289              0  215,000         0    6,056
Operating Officer            1997   720,000   695,000  4,428,617(5)           0   60,000   256,640    7,225

Merle L. Gilmore             1999   750,000   900,000      2,288     10,522,400  250,000         0    5,422
Executive Vice President     1998   646,558   400,000      4,074              0  200,000         0    5,058
                             1997   565,000   495,000      2,064              0   40,000   232,580    6,252

Carl F. Koenemann            1999   570,000   500,000      2,555              0  110,000         0    6,918
Executive Vice President     1998   550,000   180,000      4,531              0  100,000         0    7,500
and Chief Financial Officer  1997   485,000   325,000      3,916              0   40,000   195,488    7,500
--------------------------------------------------------------------------------------------------------------

 (1) Including amounts deferred pursuant to salary reduction arrangements under the Profit Sharing Plan.

 (2) These amounts were earned in each of these years under the Motorola Execu-tive Incentive Plan ("MEIP") for performance during that year.

 (3) These amounts are the Company's reimbursements for the income tax liabil-ity resulting from the income imputed to that executive officer as a re-sult of coverage by a group life insurance policy for elected officers and the use of Company aircraft.

 (4) The aggregate amount of perquisites and other personal benefits, securi-ties or property, given to each named executive officer valued on the ba-sis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years.

 (5) Elected officers participate in a supplementary retirement plan and gener-ally become vested in the plan at age 55. A discussion of the Company's pension and retirement plans is on page 18. At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the re-tirement plan. Because the participant receives no cash yet incurs a sig-nificant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company's policy with re-spect to elected officers all of whom participate in the plan, including those named in the Compensation Table. In 1997, Mr. Growney was reimbursed for such a tax liability of $4,423,360.

 (6) This column shows the market value of restricted stock awards on the date of grant. The closing price of the Common Stock on January 31, 2000, the date on which the shares of restricted stock were granted, was $131.53. The shares of restricted stock were granted to these executives in recog-nition of their successful efforts to significantly improve the Company's performance during 1999 and to provide them with strong incentive to con-tinue to increase the value of the Company during their employment as fol-lows: 100,000 shares to Mr. Galvin; 90,000 shares to Mr. Growney; and 80,000 shares to Mr. Gilmore. The restrictions on 50% of the restricted stock lapse upon the executive officer's retirement. The restrictions on the remaining 50% of the shares lapse on a scheduled basis over the execu-tive officer's career as long as he is employed by the Company or a sub-sidiary. These restrictions lapse on 25% of the shares in 4 years and on 25% of the shares in 6 years after the date of grant. In certain circum-stances, those restrictions could all lapse at retirement. In addition, for the shares held by these three executives, if total shareholder return from the date of grant is 125% or greater before the restrictions on the time-vesting 50% of their shares lapse, the restrictions on these shares would automatically lapse. Upon death or total and permanent disability, all restrictions lapse. Regular quarterly dividends or dividend equiva-lents are paid on restricted stock held by these individuals.

PROXY STATEMENT
------------------

 (7) Stock options granted in 1997 vested and became exercisable after one year. In 1998, the Committee granted stock options to key employees at the Company that vest and become exercisable over a three year period. Other than Mr. Tooker's options, the options in the 1998 grant to the named ex-ecutives vest and become exercisable as follows: 33.3% on 11/05/99; 33.3% on 11/05/00; and 33.4% on 11/05/01.

 (8) The Committee granted stock options to these executives in recognition of their successful efforts to significantly improve the Company's perfor-mance during 1999 and to provide them with strong incentive to continue to increase the value of the Company during their employment. Traditionally, grants of stock options are made in November or December of each year. The Committee delayed the 1999 grant to January 31, 2000 so that it could fully assess the full year 1999 performance of the Company. These options were granted at fair market value at the time of grant. Other than Mr. Koenemann's options, the options vest and become exercisable over 4 years as follows: 25% on 1/31/01; 25% on 1/31/02; 25% on 1/31/03; and 25% on
     1/31/04. Mr. Koenemann's options vest and become exercisable as follows:
     60% on 1/31/01 and 40% on 1/31/02.

 (9) No payments under this plan will be made for the cycle ending with 1999.

(10) These figures for 1999 include the following amounts for the premiums paid under the term life portion of the split-dollar life insurance for: Mr. C. Galvin, $2,995; Mr. Tooker, $6,638; Mr. Growney, $5,547; Mr. Gilmore, $1,998; and Mr. Koenemann, $3,494.

(11) These figures include the following contributions made by the Company to the Profit Sharing Plan for 1999 for: Mr. C. Galvin, $3,424; Mr. Tooker, $3,424; Mr. Growney, $3,424; Mr. Gilmore, $3,424; and Mr. Koenemann, $3,424.


                          STOCK OPTION GRANTS IN 1999

 Individual Grants
--------------------------------------------------------------------------   Potential Realizable
                          Number of                                          Value (4) at Assumed
                         Securities                                         Annual Rates of Stock
                         Underlying      % of Total    Exercise             Price Appreciation for
                       Options Granted Options Granted or Base                   Option Term
                        (# of shares)  to Employees in  Price   Expiration ----------------------
Name                       (1) (2)          1999        ($/Sh)   Date (3)  5% ($) (4) 10% ($) (4)
-------------------------------------------------------------------------------------------------
Christopher B. Galvin      300,000           1.6%      $131.53   1/31/15   42,573,427 125,371,036
Gary L. Tooker                   0             0%      $131.53   1/31/15            0           0
Robert L. Growney          275,000           1.5%      $131.53   1/31/15   39,025,641 114,923,449
Merle L. Gilmore           250,000           1.4%      $131.53   1/31/15   35,477,856 104,475,863
Carl F. Koenemann          110,000           0.6%      $131.53   1/31/15   15,610,257  45,969,380
-------------------------------------------------------------------------------------------------

(1) These are options granted under the Motorola Incentive Plan of 1998 to ac-quire shares of Common Stock. Options were granted on January 31, 2000 re-lating to performance during 1999. Traditionally, grants of stock options are made in November or December of each year. The Committee delayed the 1999 grant to January 31, 2000 so that it could fully assess the full year 1999 performance of the Company.

(2) These options were granted at fair market value at the time of the grant, and carry with them the right to elect to have shares withheld upon exer-cise and/or to deliver previously acquired shares of Common Stock to sat-isfy tax withholding requirements. Other than Mr. Koenemann's options, the options vest and become exercisable over 4 years as follows: 25% on 1/31/01; 25% on 1/31/02; 25% on 1/31/03; and 25% on 1/31/04. Mr.
    Koenemann's options vest and become exercisable as follows: 60% on 1/31/01 and 40% on 1/31/02. Options may be transferred to family members or certain entities in which family members have an interest. In the aggregate, the options described in this table are exercisable for approximately 0.13% of the shares of Common Stock outstanding on March 15, 2000.

(3) The option term is 15 years from the date of grant. The option term is the same for substantially all of the options granted to employees on January 31, 2000. These options could expire earlier in certain situations.

(4) These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the entire 15-year life of these options. This equates to an increase in stock price of 108% and 318%, respectively. These assumed rates of growth are selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance. This calculation does not take into account any taxes or other expenses which might be owed. For example, the options granted to Mr. Galvin would produce a pre-tax gain of $125,371,036 only if the Company's stock price appreciates by 10% per year for 15 years and rises to more than $549 per share before Mr. Galvin exercises the stock options. Based on the number of shares of Motorola Com-mon Stock outstanding as of January 31, 2000, such an increase would pro-duce a corresponding aggregate pre-tax gain of more than $298 billion for the Company's stockholders. In other words, Mr. Galvin's gain from the op-tions would equal .042% of the potential gain to all stockholders.

                                                                 PROXY STATEMENT
                                                                 ---------------
                      AGGREGATED OPTION EXERCISES IN 1999
                        AND 1999 YEAR-END OPTION VALUES

                                                      Number of Securities       Value of Unexercised In-The-
                          Shares                     Underlying Unexercised       Money (2) Options at end of
                        Acquired on    Value       Options at end of 1999 (#)            1999 ($) (3)
                         Exercise    Realized     ------------------------------ --------------------------------
Name                   (# of shares)  ($) (1)     Exercisable  Unexercisable (4) Exercisable    Unexercisable (4)
-----------------------------------------------------------------------------------------------------------------
Christopher B. Galvin          0             0      553,334         466,666      55,239,009        20,284,271
Gary L. Tooker            63,080(5)  4,549,363(5)   660,920(6)            0      66,372,819(6)              0
Robert L. Growney         30,373     1,647,233      295,667         418,333      26,614,554        17,711,736
Merle L. Gilmore               0             0      274,667         383,333      25,976,044        16,384,636
Carl F. Koenemann         69,690     5,286,278      163,644         176,666      14,872,980         7,956,471
-----------------------------------------------------------------------------------------------------------------

(1) The "value realized" represents the difference between the base (or exer-cise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-Money" options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 1999.

(3) Assuming a stock price of $147.25 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange-Composite Transactions on December 31, 1999.

(4) Includes options granted on January 31, 2000 relating to performance during 1999. Traditionally, grants of stock options are made in November or Decem-ber of each year. The Committee delayed the grant to January 31, 2000 so that it could fully assess the full year 1999 performance of the Company.

(5) Includes 18,000 shares acquired upon exercise of options that were previ-ously transferred by Mr. Tooker to a limited partnership indirectly held by Mr. Tooker and his family members.

(6) Includes 27,108 shares under exercisable options that were transferred by Mr. Tooker to a limited partnership indirectly held by Mr. Tooker and his family members.

                    LONG-TERM INCENTIVE PLANS-AWARDS IN 1999

                       Performance  Estimated Future
                        or Other         Payouts
                         Period      Under Non-Stock
                          Until        Based Plans
                       Maturation  -------------------
                        or Payout       (1)(2)(4)
                         Maximum    Target    Maximum
Name                       ($)       $(3)       ($)
------------------------------------------------------
Christopher B. Galvin    4 Years   1,593,750 3,187,500
Gary L. Tooker           4 Years   1,350,000 2,700,000
Robert L. Growney        4 Years   1,218,750 2,437,500
Merle L. Gilmore         4 Years     937,500 1,875,000
Carl F. Koenemann        4 Years     712,500 1,425,000
------------------------------------------------------

(1) Under the Company's Long Range Incentive Plan of 1994 ("LRIP"), at the be-ginning of each four-year cycle, the Compensation Committee determines the objective measures/metrics for that cycle. The measures/metrics used for this purpose are return on net assets ("RONA"), stockholder return and sales growth over a four-year period, each weighted at 25%, compared to a selected comparator group of companies. The fourth measurement is fundable growth weighted at 25%. An award is earned only when Company performance exceeds the minimum specified RONA floor, notwithstanding superior perfor-mance versus the comparator group of companies, and can range from 0% to 200% of the lesser of (i) 125% of the executive officer's annualized base salary on January 1 of the first year of the four year cycle, or (ii) 100% of the executive officer's annualized base salary on December 31 of the last year of the four year cycle.

(2) All the payments shown are potential assumed amounts. There is no assurance that Motorola will achieve results that would lead to payments under LRIP or that any payments will be made under this plan.

(3) At the performance target, which is that point at which 50% of the maximum award under the LRIP would be payable, the indicated payments would be made under the LRIP.

(4) These figures were calculated using the January 1, 1999 annualized base salary for each participating executive officer.

PROXY STATEMENT
------------------
RETIREMENT PLANS

  The Motorola, Inc. Pension Plan (the "Pension Plan") may provide pension benefits to the named executive officers in the future. Most regular U.S. em-ployees who have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Pension Plan. They be-come vested after five years of service. Normal retirement is at age 65.

  The Company also maintains supplementary retirement plans for employees, in-cluding the executive officers named in the Compensation Table, who receive compensation in excess of the reduced compensation limit imposed under the In-ternal Revenue Code. The plan applicable to the named executives provides that if the benefit payable annually (computed on a single life annuity basis) to any officer under the Pension Plan (which is generally based on varying per-centages of specified amounts of final average earnings, prorated for service, as described in the Pension Plan) is less than the benefit calculated under the supplementary plan, that officer will receive supplementary payments upon retirement. Generally, the total annual payments to such officer from both plans will aggregate a percentage of the sum of such officer's rate of salary at retirement plus an amount equal to the highest average of the Motorola Ex-ecutive Incentive Plan ("MEIP") awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon such officer's years of service and other factors. However, the total annual pension payable on the basis of a single life annu-ity to any named executive officer from the Pension Plan and supplementary re-tirement plan is subject to a maximum of 70% of that officer's base salary prior to retirement. If the officer is vested and retires at or after age 57 but prior to age 60, he or she may elect to receive a deferred unreduced bene-fit when he or she attains age 60, or an actuarially reduced benefit when that officer retires contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control.

  Participants in the supplementary retirement plan generally become vested in the plan at age 55. At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the supplementary retirement plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company's policy with respect to elected officers, all of whom participate in the plan, including those named in the Compensation Table.

  Based on salary levels at December 31, 1999, and the average of the MEIP awards paid for the highest five years out of the last eight years, for the named executive officers in the Summary Compensation Table, the estimated an-nual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the officers' supplementary retirement plan described above and a previous retirement income plan, is as follows: Mr. C. Galvin, $1,608,367; Mr. Tooker, $762,636; Mr. Growney, $778,846; Mr. Gilmore,
$780,200, and Mr. Koenemann, $419,401.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has adopted a policy (the "salary protection policy") which gen-erally provides that most employees of the Company and its subsidiaries would receive a lump sum payment, based on years of service and salary, in the event their employment is involuntarily terminated (except for specific reasons) during a two-year period following an unsolicited change in control (as de-fined) of the Company. This policy, which is subject to specified amendment and termination, also provides for continuation of medical plan benefits. In addition, the Company has entered into Termination Agreements with certain key employees, including the named executive officers, who are not covered by the salary protection policy because of the Termination Agreements. Each Termina-tion Agreement provides for the payment of benefits in the event that (i) the executive officer terminates his or her employment for any reason within one year of a change in control (as defined), (ii) the executive officer termi-nates his or her employment for "good reason" (as defined) within two years of a change in control, or (iii) the executive officer's employment is terminated for any reason other than termination for "good cause" (as defined), disabili-ty, death or normal retirement within two years of a change in control. In the case of (ii) and (iii) above, accumulation by a person or group of a 20 per-cent stock position would constitute a change in control, although, in the case of (i) above, a 51 percent stock position would be required. No benefits are payable under the Termination Agreements in the case of any change in con-trol which the Company's Chairman of the Board determines to be the result of a transaction which was initiated by the Company. The amount of the benefits payable to an executive officer entitled thereto would be equal to, in addi-tion to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, an amount equal to three times the greater of the executive officer's highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date, plus an amount equal to three times the highest annual bonus received during the immediately preceding five fiscal years ending on or before the termination date. Benefits are subject to offset to the extent that such offset would improve the executive officer's after-tax position by eliminating any excise taxes otherwise imposed on the employee un-der the "parachute payment" provisions of the Internal Revenue Code. The term of each Termination

                                                                 PROXY STATEMENT
                                                           --------------------
Agreement is subject to automatic one year extensions unless the Company gives 12 months prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Termination Agreement continues for an additional two years.


  The following "Report of Compensation Committee on Executive Compensation" and "Performance Graphs" and related disclosure shall not be deemed incorpo-rated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Ex-change Act of 1934, except to the extent that the Company specifically incorpo-rates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

  Motorola's executive compensation program is designed to attract and retain key executives critical to the long-term success of the Company. The design is centered around three focal points--a) providing competitive base pay, b) de-livering excellent, pay when results warrant, and c) generating outstanding re-turns to shareholders over the long term. The programs were redesigned during 1999 for implementation during 2000 to create stronger links to performance and shareholder value.

SUMMARY OF COMPENSATION PLANS

  Base pay levels are compared to a competitive peer group within each country and region. In the U.S., the peer group consists of 23 companies which, in the aggregate, the Committee believes fairly represent the Motorola portfolio of businesses. Outside the U.S., the same companies are compared unless other, more compelling competitors for executive talent are present.

  Overall, base salary levels for each executive position are set at the 50th percentile of similar positions in the competitive peer group. When a position does not readily match those found in the data, judgment is applied to deter-mine a fair competitive salary. Some variation above and below the competitive median is allowed when, in the judgment of management and the Committee, the value of the individual's experience and specific skill set justifies. Varia-tions are permitted in order to place more emphasis on performance-related re-wards that generate significant income to those individuals and businesses that demonstrate their ability to produce strong results. In this way, competitively superior pay goes to those that earn it. As a result, the greatest retention value has been invested in the strongest performers.

  The major executive compensation programs are as follows:

  1. Participants in the Motorola Executive Incentive Plan (the "MEIP") include elected and appointed vice presidents (including the executives named in the Compensation Table) and employees at certain levels of management and specific professionals who are deemed individual contributors. In 1999, approximately 1,050 people participated in MEIP.

  The MEIP awards are generally earned and paid annually. Awards are determined as a percentage of the participant's base salary earnings. The Company may pro-vide up to 7% of its annual consolidated pretax earnings after deducting 5% of capital employed, each as defined in the MEIP, for awards under this Plan. The MEIP award for each participant is based on the achievement of a mixture of fi-nancial, strategic non-financial and individual goals set for each calendar year. The MEIP sets no limits on the amount of awards to individual partici-pants, except that the aggregate amounts awarded under the MEIP cannot exceed the amount reserved. In addition, the Committee has established target and up-per limit MEIP award levels which vary by salary range and which are upgraded periodically based on competitive survey information. For exceptional perfor-mance, the upper limit guidelines can be exceeded.

  2. The second program is the Long Range Incentive Plan of 1994 (the "LRIP"). In 1999, 37 of the Company's most senior elected officers (including the execu-tives named in the Compensation Table) were eligible for awards, but no awards will be paid.

  The LRIP award is determined, in part, by the Company's RONA (Return On Net Assets), sales growth and stockholder return over a four-year period, compared to an average of a similar calculation for a group of selected competitive com-panies chosen by the Committee (the "comparator group index") and to Company targets. The comparator group index is a group of approximately 20 companies, generally in one or more of the same lines of business as the Company, and be-lieved by the Committee to be appropriate for measuring comparative performance on the basis of the factors in the LRIP over a four-year period. An award is earned only when Company performance exceeds a minimum specified RONA floor, notwithstanding superior performance versus the comparator group index and Com-pany targets. Additionally, the award is determined, in part, by the Company's fundable growth.

  The LRIP or a predecessor plan has been in effect in 18 succeeding four-year cycles, the first of which began in 1982. Since inception of the LRIP and its predecessor plan, payments have only been made four times, for the cycles end-ing with 1994, 1995, 1996 and 1997, because the Company's overall RONA perfor-mance had not previously exceeded the required RONA floor. For the four-year cycle ending with 1997, the Company exceeded the Company-wide RONA floor set in the LRIP but payments were less than the maximum award. For the four-year cy-cles ending with 1998 and 1999, the Company did not meet the Company-wide RONA floor set in the LRIP and no payments were or will be made.

PROXY STATEMENT
------------------

  3. A wide range of managerial and individual contributors participate in the Company's stock option plans. Recipients of stock options for 1999 performance numbered approximately 30,000. There are approximately [36,000] current option holders. Stock options are typically awarded annually to encourage optionees to own Common Stock to align their own personal financial worth to the Company's share price growth. The option exercise price is the market price at the time of grant. Options are granted in quantities as low as 50 shares to mid-range and lower-level Company employees, and in substantially higher num-bers to senior managers. Traditionally, grants of stock options are made in November or December of each year. The Committee delayed the 1999 grant until January 31, 2000 so that it could fully assess the full year 1999 performance of the Company.

  Beginning with the stock option grant in December 1993, the Company estab-lished higher stock ownership guidelines for executive officers, including the Chief Executive Office. Under those guidelines, if a Chief Executive Office member does not own shares of Common Stock representing four times his base salary or if other executive officers do not own shares of Common Stock repre-senting three times their base salaries, then such officers must retain fifty percent of the shares that remain from any exercise of the stock option grant received after December 1993 (after deducting the number of shares of Common Stock that could be surrendered to cover the cost of such exercise and any re-quired tax withholdings, even if he or she does not actually surrender shares), until the minimum stock ownership level is reached. Additionally, these guidelines set a minimum stock ownership level of 5,000 shares of Common Stock for all other elected officers, 1,000 shares of Common Stock for all ap-pointed vice-presidents and 300 shares for all other MEIP participants. Under these additional guidelines, if an elected officer or appointed vice-president does not own shares of Common Stock representing the minimum stock ownership level, then he or she must retain fifty percent of the shares that remain from any exercise of any stock option granted after June 30, 1994, or after the date he or she becomes an elected officer or appointed vice-president if later (after deducting the number of shares of Common Stock that could be surren-dered to cover the cost of such exercise and any required tax withholdings, even if he or she does not actually surrender shares), until the minimum Com-mon Stock ownership level is reached.

  On one basis or another, the rewards under each of these major plans depend on overall Company performance, with some also taking account of sector, group, division, small team or individual performance. There have been years when the employees of entire sectors, groups, or divisions, as well as execu-tive officers (including one or more of the five most highly compensated at that time) have received no payments under these plans.

  The description of the Motorola Omninbus Incentive Plan of 2000, which the Board is recommending that stockholders approve at the Annual Meeting, begins
on page    . As noted there, the 2000 Plan will give Motorola the flexibility to keep pace with other "high tech" and industrial companies in a very compet-itive employment environment.

CHIEF EXECUTIVE OFFICE

  The compensation for the Chief Executive Office members consists of base salary, annual MEIP award eligibility, LRIP award eligibility, stock options, restricted stock and certain other benefits. Christopher B. Galvin, Chairman of the Board and Chief Executive Officer, and Robert L. Growney, President and Chief Operating Officer, are the current members of the Chief Executive Of-fice.

  The Committee studied the data gathered from the 23-company peer group men-tioned earlier to assess the appropriate competitive compensation levels for members of the Chief Executive Office.

Chief Executive Office Base Salary

  In determining the Chief Executive Office members' base salaries, the Com-mittee considered the results of the study together with the Company's perfor-mance on its own financial and non-financial strategic goals and the individual performance of the Chief Executive Office members. No particular weight was given to any one of these goals in setting base salaries for the Chief Executive Office members. The competitive study gave the Committee a base from which to modify salary and/or incentive compensation based upon per-formance. In 1999, the Committee reviewed, and recommended for approval to the Board, the base salaries of the Chief Executive Office members and the full Board approved them.

Chief Executive Office Annual MEIP

  For the 1999 MEIP awards, the Committee assessed performance to the business plan, results from the Company's Performance Excellence Scorecard and the out-standing results achieved from the restructuring implemented beginning in the second half of 1998. On this basis, the Committee granted awards at the planned levels determined under the competitive study.

Chief Executive Office Stock Options and Restricted Stock Grants

  Options to purchase 300,000 shares of Common Stock at $131.53 per share, the market price on January 31, 2000, the date of grant, were awarded to Christo-pher B. Galvin as part of the Company's annual option program. Options to pur-chase 275,000 shares were similarly awarded to Robert L. Growney. These stock options vest and become exercisable over four years as follows: 25% on 1/31/01; 25% on 1/31/02; 25% on 1/31/03; and 25% on 1/31/04. 100,000 shares of restricted stock were awarded to Mr. Galvin and 90,000 shares of restricted stock were awarded to Mr. Growney on January 31, 2000. The restrictions on 50% of the shares of restricted stock lapse upon the executive officer's retire-ment. The restrictions on the remaining 50% of the shares lapse on a scheduled basis over the executive officer's career as long as he is employed by the Company or a subsidiary. These restrictions lapse on 25% of the shares in

                                                                 PROXY STATEMENT
                                                           --------------------
4 years and on 25% of the shares in 6 years after the date of grant. In certain circumstances, those restrictions could all lapse at retirement. In addition, for the shares held by these executives, if total shareholder return from the date of grant is 125% or greater before the restrictions on the time-vesting
50% of their shares lapse, the restrictions on these shares would automatically lapse. Upon death or total and permanent disability all restrictions lapse.

  Options and restricted stock were granted to these executives in recognition of their successful efforts to significantly improve the Company's performance during 1999 and to provide them with strong incentive to continue to increase the value of the company during their employment. The level of option awards and restricted stock were made using the Committee's judgment considering the vesting schedule and restrictions and the Company's performance in 1999. The Committee also considered the options granted and exercised by these Chief Ex-ecutive Office members from 1989 to 1999 and their stock ownership as of Janu-ary 1, 2000.

Chief Executive Office LRIP

  For the four-year period ending 1997, performance met plan criteria and the CEO and COO were awarded $505,260 and $256,640, respectively, under the LRIP. This represented 25.5% and 17.85% of the maximum awards. The minimum corporate four-year RONA percentage required to be met for payment under the LRIP was not met for the four-year periods ending with 1998 and 1999 and no payments were or will be made.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to one million dollars for compensation paid to named executive officers unless certain requirements are met. The Company has not been entitled to deduct some amount of payments under the Motorola Executive Incentive Plan in the past. The 1999 MEIP awards will not be deductible to the extent they cause the applicable employee remuneration to exceed one million dollars during 1999. MEIP awards fail to qualify as "performance based compensation" exempt from the limitation on deductions that is imposed by Section 162(m) because the Committee exercises discretion in making these awards. The Committee believes that the discretionary component of this plan permits the Committee to make de-cisions in the best interests of the Company and its stockholders and it in-tends, therefore, to continue the process by which it determines MEIP awards. The Stock Option Plan of 1996 and the Long Range Incentive Plan of 1994 meet the requirements for exemption under Section 162(m) and compensation paid under these plans in 1999, if any, also will be deductible. The Motorola Incentive Plan of 1998 permits various types of awards, some of which qualify for exemp-tion under Section 162(m) and some of which do not. Stock options, performance shares and stock appreciation rights that are granted under the plan qualify as "performance based compensation" and, as such, are exempt from the limitation on deductions. Outright grants of common stock, restricted stock and/or cash do not qualify for exemption and are subject to the Section 162(m) limitation on deductions.

  Overall, the Committee believes that the Chief Executive Office members are being appropriately compensated in a manner that relates to performance and is in the long-term interests of the stockholders.

                  Respectfully submitted,

                  Samuel C. Scott III, Chairman
                  H. Laurance Fuller
                  John E. Pepper, Jr.

PROXY STATEMENT
------------------
PERFORMANCE GRAPHS

The following graphs compare the five-year and one-year cumulative total re-turns of Motorola, Inc., the S&P 500 Index and a composite S&P Electronic Sub-groups Index composed of the following nine S&P indices, weighted by market value at each measurement point: the S&P Communications Equipment/Manufacturers Index, the S&P Computers (Peripherals) Index, the S&P Electrical Equipment In-dex, the S&P Electronics (Component Distributors) Index, the S&P Electronics Index, the S&P Computers (Hardware) Index, the S&P Computers (Networking) In-dex, the S&P Electronics (Semiconductors) Index and the S&P Equipment (Semicon-ductors) Index. This composite index contains a total of 48 electronics companies. The graphs assume $100 was invested in the stock or the Index on De-cember 31, 1994 or December 31, 1998, respectively, and also assume the rein-vestment of dividends.

                Comparison of Five-Year Cumulative Total Return


                               [LINE CHART]
Measurement Period                          S&P
(Fiscal Year Covered)        MOTOROLA       500 INDEX    SUB-GROUPS
-------------------          ----------     ---------    ----------
1994                         $100           $100         $100
1995                         $ 99.0         $136.5       $137.5
1996                         $107.1         $169.5       $192.4
1997                         $100.9         $226.0       $251.6
1998                         $108.6         $291.0       $418.0
1999                         $262.7         $352.3       $733.9

                      Comparison of One-Year Total Return


                               [LINE CHART]
Measurement Period                            S&P
(Fiscal Year Covered)         MOTOROLA      500 INDEX    SUB-GROUPS
---------------------        ----------     ---------    ----------
1998                         $100           $100         $100
1999                         $241.9         $121         $175.6

                                                                 PROXY STATEMENT
                                                           --------------------
OTHER MATTERS

  The Board knows of no other business to be transacted at the 2000 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Independent Public Accountants

  KPMG LLP served as the Company's independent public accountants for the fis-cal year ended December 31, 1999 and are serving in such capacity for the cur-rent fiscal year. The appointment of independent public accountants is made annually by the Board. The decision of the Board is based on the recommendation of the Audit and Legal Committee, which reviews both the audit scope and esti-mated audit fees. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

Manner and Cost of Proxy Solicitation

  The Company pays the cost of soliciting proxies. In addition to mailing prox-ies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Com-pany has retained D. F. King & Co., Inc. to aid in soliciting proxies. The Com-pany will pay an estimated fee of [$14,000], plus expenses, to D. F. King. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

  Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her trans-actions related to Motorola Common Stock. Based solely on review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1999 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that 1 report covering 1 transaction was filed late by Mr. Negroponte, a director, and 1 report covering 1 transaction was filed late by Mr. Younts, an executive officer.

List of Stockholders

  A list of stockholders entitled to vote at the meeting will be available for examination at Motorola's Galvin Center, 1297 East Algonquin Road, Schaumburg, Illinois 60196 for ten days before the 2000 Annual Meeting and at the Annual Meeting.

Proposals

  Proposals of stockholders intended to be presented at the Company's 2001 an-nual meeting of stockholders and included in the Company's proxy statement and form of proxy for that meeting must be received at the Company's principal ex-ecutive offices not later than November 23, 2000.

  After the November 23, 2000 deadline, a stockholder may present a proposal at the Company's 2001 annual meeting if it is submitted to the Company's Secretary at the address below no later than February 6, 2001. If timely submitted, the stockholder may present the proposal at the 2001 annual meeting, but the Com-pany is not obligated to present the matter in its proxy materials.

  A stockholder wishing to recommend a candidate for election to the Board should send the recommendation and a description of the person's qualifications to the Nominating Committee in care of the Secretary of Motorola at the address below. The Nominating Committee has full discretion in considering its nomina-tions to the Board. A stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company's Secretary at the address below no later than February 6, 2001. The notice of nomination is required to contain certain in-formation about both the nominee and the stockholder making the nomination as set forth in the Company's bylaws. A nomination which does not comply with the above requirements will not be considered.

Send all proposals or nominations to A. Peter Lawson, Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

Form 10-K

  The Company will mail without charge, a copy of the Annual Report on Form 10-
K. Direct requests to Investor Relations, 1303 E. Algonquin Road, Schaumburg, IL 60196. The report also is available on the Company's website www.motorola.com/investor.

               By order of the
               Board of Directors,
               /s/ A. Peter Lawson
               A. Peter Lawson
               Secretary

                Location for the Annual Meeting of Stockholders:
                            Hyatt Regency Woodfield
         1800 E. Golf Road, Schaumburg, Illinois 60173, (847) 605-1234

          Time and Date of Meeting: 5:00 P.M., local time, May 1, 2000

                       Map to the Hyatt Regency Woodfield


[MAP]

                                  APPENDIX 1
                                  ----------
                                 FORM OF PROXY
                                [MOTOROLA LOGO]

2000
 P
 R
 O
 X
 Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              for the Annual Meeting of Stockholders, May 1, 2000

 The undersigned hereby appoints Christopher B. Galvin, Robert L. Growney, Carl F. Koenemann, Garth L. Milne and Anthony M. Knapp, and each of them, as the undersigned's Proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc., which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held May 1, 2000 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

 In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR
                        PROPOSAL 2 AND FOR PROPOSAL 3.

      IMPORTANT--This Proxy must be signed and dated on the reverse side.


-------------------------------------------------------------------------------


                VOTE YOUR SHARES BY PHONE OR OVER THE INTERNET

  We encourage you to vote by telephone or over the Internet. These are two quick and easy methods to vote your shares that are available 24 hours a day, seven days a week, and your vote is recorded as if you mailed in your proxy card. On the reverse side of this card are instructions on how to vote by telephone and over the Internet. Voting by one of these convenient methods will also save the Company money.

  We also ask you to notify the Company if you are receiving multiple copies of the Summary Annual Report at your household. You can do so by checking the box under the signature block of the proxy card if you are mailing in your proxy card, by following the prompt if you are voting by telephone, or by checking the appropriate box on the electronic Internet proxy card. If you do so, the Company can save money by reducing the number of Summary Annual Reports it must print and mail.


-------------------------------------------------------------------------------


      ADMISSION TICKET TO MOTOROLA'S 2000 ANNUAL MEETING OF STOCKHOLDERS


                                [MOTOROLA LOGO]


This is your Admission ticket to gain access to Motorola's 2000 Annual Meeting of Stockholders to be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois on Monday, May 1, 2000, at 5:00 P.M. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first come, first served basis.

                        THIS TICKET IS NOT TRANSFERABLE

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW, FOR
                        PROPOSAL 2 AND FOR PROPOSAL 3. [X]


1.Election of Directors--
  Nominees:  R. Chan, H. Fuller, C. Galvin,                          For All
  R. Galvin, R. Growney, A. Jones,                   For   Withheld  Except
  J. Lewent, W. Massey, N. Negroponte,               [_]     [_]      [_]
  J. Pepper, Jr., S. Scott III, G. Tooker,
  B. West, J. White



-------------------------------------------------------------------------------
(Except nominee(s) written above)


2. Approval of Increase in Authorized Common Stock   For   Against   Abstain
                                                     [_]     [_]       [_]

3. Adoption of the Motorola Omnibus Incentive        For   Against   Abstain
   Plan of 2000                                      [_]     [_]       [_]


                                              ----------------------------------
                                              Signature                     Date
                                              ----------------------------------
                                              Signature if jointly held     Date

                                              Please vote, date, sign and mail
                                              promptly this proxy in the
                                              enclosed envelope. When there is
                                              more than one owner, each should
                                              sign. When signing as an attorney,
                                              administrator, executor, guardian
                                              or trustee, please add your title
                                              as such. If executed by a
                                              corporation, the full corporation
                                              name should be given, and this
                                              proxy should be signed by a duly
                                              authorized officer, showing his or
                                              her title.

                                          [_] Do not mail future Summary Annual
                                              Reports for this account. Another
                                              is received at this household.

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE SEE INSTRUCTION CARD BELOW

-------------------------------------------------------------------------------

--------------
--------------                                                [MOTOROLA LOGO]
Control Number


TELEPHONE VOTING INSTRUCTIONS

On a touch-tone telephone call the toll-free number 1-888-457-2960, 24 hours per day, seven days a week.

  Enter your 6-digit Control Number found in the box above.

  Press 1 to vote FOR the recommendations of the Board of Directors, or press
   9 if you do not wish to vote for the recommendations of the Board of Directors.

  Press 1 if you receive more than one Summary Annual Report in your household and do not wish to receive a Summary Annual Report on this account.

  If you wish to withhold authority to vote or vote against some but not all of the recommendations of the Board of Directors, you must do so by signing, dating and returning the proxy card in the envelope provided or by voting via the Internet.

INTERNET VOTING INSTRUCTIONS
  Go to the following website: www.harrisbank.com/wproxy. Enter the information requested on your proxy screen, including your 6-digit Control Number found in the box above.

  If you vote by telephone or the Internet, do not mail back your proxy card.

-------------------------------------------------------------------------------

                              [MAP APPEARS HERE]


                Location for the Annual Meeting of Stockholders
                      Map to the Hyatt Regency Woodfield
         1800 E. Golf Road, Schaumburg, Illinois 60173, (847) 605-1234

                                  APPENDIX 2
                                  ----------



Explanatory Note: The Motorola Omnibus Incentive Plan of 2000 is filed herewith pursuant to Instruction 3 to Item 10 of Schedule 14A and is not part of the proxy statement.


--------------------------------------------------------------------------------


                             THE MOTOROLA OMNIBUS


                            INCENTIVE PLAN OF 2000

                               TABLE OF CONTENTS

                                                           Page

                1.   Purpose...............................  1

                2.   Administration........................  1

                3.   Participants..........................  1

                4.   Shares Available under the Plan.......  1

                5.   Types of Benefits.....................  2

                6.   Stock Options.........................  2

                7.   Stock Appreciation Rights.............  2

                8.   Restricted Stock......................  3

                9.   Performance Stock.....................  3

                10.  Performance Units.....................  3

                11.  Annual Management Incentive Awards....  4

                12.  Other Stock or Cash Awards............  4

                13.  Performance Goals.....................  4

                14.  Change in Control.....................  4

                15.  Adjustment Provisions.................  5

                16.  Nontransferability....................  6

                17.  Taxes.................................  6

                18.  Duration, Amendment and Termination...  6

                19.  Fair Market Value.....................  7

                20.  Other Provisions......................  7

                21.  Governing Law.........................  7

                22.  Stockholder Approval..................  7

                             THE MOTOROLA OMNIBUS

                            INCENTIVE PLAN OF 2000



     1. Purpose. The purposes of the Motorola Omnibus Incentive Plan of 2000 (the "Plan") are (i) to encourage outstanding individuals to accept or continue employment with Motorola, Inc. ("Motorola") and its subsidiaries or to serve as directors of Motorola, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Motorola's stockholders by providing them stock options and other stock and cash incentives.

     2. Administration. The Plan will be administered by a Committee (the "Committee") of the Motorola Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall qualify as a "Non-Employee Director" within the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor legislation. The Committee shall have the authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola and its stockholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may delegate the administration of the Plan, in whole or in part, on such terms and conditions as it may impose, to such other person or persons as it may determine in its discretion, except with respect to benefits to officers subject to
Section 16 of the Exchange Act or officers who are or may be "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code ("Covered Employees").

     3. Participants. Participants may consist of all employees of Motorola and its subsidiaries and all Non-Employee Directors of Motorola. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors which it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

     4. Shares Available under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 35,700,000 shares of Motorola common stock. If there is a lapse, expiration, termination or cancellation of any stock option issued under the Plan prior to the issuance of shares thereunder or if shares of common stock are issued under the Plan and thereafter are reacquired by Motorola, the shares subject to those options and the reacquired shares shall be added to the shares available for benefits under the Plan. In addition, any shares of common stock exchanged by an optionee as full or partial payment to Motorola of the exercise price under any stock option exercised under the Plan, any shares retained by Motorola pursuant to a participant's tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola. Under the Plan, no participant may receive in any calendar year (i) Stock Options relating to more than 1,000,000 shares,
(ii) Restricted Stock that is subject to the attainment of Performance Goals of
Section 13 hereof relating to more than 100,000 shares, (iii) Stock Appreciation Rights relating to more than 1,000,000 shares, or (iv) Performance Shares relating to more than 100,000 shares. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with
Section 15 hereof. All of the available shares may, but need not, be issued pursuant to the exercise of incentive stock options. Notwithstanding anything else contained in this Section 4 the number of shares which may be issued under the Plan for benefits other than stock options shall not exceed a total of 3,000,000 shares (subject to adjustment in accordance with Section 15 hereof).

     5. Types of Benefits. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Stock, Performance Units, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

     6. Stock Options. Subject to the terms of the Plan, Stock Options may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Motorola's common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any option, shall be payable to Motorola in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares (held for at least six months) having a fair market value at the time of exercise equal to the option price, (c) certification of ownership of such previously-acquired shares, (d) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Motorola, and (e) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

     7. Stock Appreciation Rights. Subject to the terms of the Plan, Stock Appreciation Rights ("SARs") may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The grant price of a tandem SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Motorola's common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem SAR or ten years in the case of a free standing SAR. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola in cash or stock, at the discretion of the Committee, in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised.

     8. Restricted Stock. Subject to the terms of the Plan, Restricted Stock may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

          (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance of the shares of Restricted Stock for a specified period; or

          (b) a requirement that the holder of Restricted Stock forfeit (or in the case of shares sold to the participant resell to Motorola at cost) such shares in the event of termination of employment during the period of restriction.

All restrictions shall expire at such times as the Committee shall specify.

     9. Performance Stock. Subject to the terms of the Plan, the Committee shall designate the participants to whom long-term performance stock ("Performance Stock") is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

          Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

     10. Performance Units. Subject to the terms of the Plan, the Committee shall designate the participants to whom long-term performance units ("Performance Units") are to be awarded and determine the number of units and the terms and conditions of each such award. Each Performance Unit award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

          Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit awards upon satisfaction of any performance goal by any participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $5,000,000. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Unit award.

     11. Annual Management Incentive Awards. The Committee may designate Motorola executive officers who are eligible to receive a monetary payment in any calendar year based on a percentage of an incentive pool equal to 5% of Motorola's consolidated operating earnings for the calendar year. The Committee shall allocate an incentive pool percentage to each designated participant for each calendar year. In no event may the incentive pool percentage for any one participant exceed 30% of the total pool. Consolidated operating earnings shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items. Extraordinary Items shall mean (i) extraordinary, unusual and/or non-recurring items of gain or loss (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report.

          As soon as possible after the determination of the incentive pool for a Plan year, the Committee shall calculate the participant's allocated portion of the incentive pool based upon the percentage established at the beginning of the calendar year. The participant's incentive award then shall be determined by the Committee based on the participant's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other participant's allocated portion.

     12. Other Stock or Cash Awards. In addition to the incentives described in sections 6 through 11 above, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Motorola and subject to such other terms and conditions as it deems appropriate.

     13. Performance Goals. Awards of Restricted Stock, Performance Stock, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of Company Stock; return on net assets, equity or stockholders' equity; market share; or total return to shareholders ("Performance Criteria"). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Extraordinary Items. Performance Criteria shall be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

     14. Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of Motorola, all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all Performance Stock shall be delivered; all Performance Units shall be paid out as promptly as practicable; all Annual Management Incentive Awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all Other Stock or Cash Awards shall be delivered or paid. A "Change in Control" shall mean:

                 A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20% or more of the combined voting power of Motorola's then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the "beneficial ownership," or changes therein, of Motorola's securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola other than any such transaction with entities in which the holders of Motorola Common Stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board

     15.  Adjustment Provisions.

          (a) If Motorola shall at any time change the number of issued shares of common stock by stock dividend or stock split, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award in any calendar year, and the number of shares covered by each outstanding award and the price therefor, if any, shall be equitably adjusted by the Committee, in its sole discretion.

          (b) Subject to the provisions of Section 14, without affecting the number of shares reserved or available hereunder the Board of Directors or the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

          (c) In the event of any merger, consolidation or reorganization of Motorola with or into another corporation, other than a merger, consolidation or reorganization in which Motorola is the continuing corporation and which does not result in the outstanding common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of Motorola will be entitled pursuant to the transaction.

     16. Nontransferability. Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant's lifetime only by the participant or, in the event of disability, by the participant's personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the transfer of a Stock Option by the participant, subject to such terms and conditions as may be established by the Committee.

     17. Taxes. Motorola shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Motorola may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion, subject to such rules as it may adopt, permit a participant to pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Motorola withhold shares of common stock, having a fair market value equal to the amount to be withheld.

     18. Duration, Amendment and Termination. No Incentive Stock Option shall be granted more than ten years after the date of adoption of this Plan by the Board of Directors; provided, however, that the terms and conditions applicable to any benefit granted on or before such date may thereafter be amended or modified by mutual agreement between Motorola and the participant, or such other person as may then have an interest therein. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.

     19. Fair Market Value. The fair market value of Motorola's common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

     20.  Other Provisions.

          (a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant's employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

          (b) In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

     21. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

     22. Stockholder Approval. The Plan was adopted by the Board of Directors on February 29, 2000, subject to stockholder approval. The Plan and any benefits granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.